Exhibit 99.1

WhiteHorse Finance, Inc. Comments On Recent Block Trade Transaction

NEW YORK, Sept. 4, 2018 /PRNewswire/ -- WhiteHorse Finance, Inc. ("WhiteHorse Finance" or the "Company") (NASDAQ: WHF) today issued the following statement regarding a recent block trade transaction by funds affiliated with H.I.G. Capital (the "Bayside Funds"):

"On August 29, 2018, the Bayside Funds agreed to sell in a block trade an aggregate of 972,622 shares of common stock at a price of $13.88 per share to a large institutional investor.  WhiteHorse Finance expects the Bayside Funds, who collectively have held a majority position in WhiteHorse Finance since its IPO in 2012, to gradually reduce their ownership positions in the Company. Following the block trade, those positions comprise 52.5 percent of all shares outstanding in the Company.

Due to their control of the general partner of each of the Bayside Funds, Sami Mnaymneh and Anthony Tamer may each be deemed to be beneficial owners of common stock in WhiteHorse Finance. Messrs. Mnaymneh and Tamer disclaim beneficial ownership of shares of common stock held by the Bayside Funds (except to the extent of their pecuniary interest therein), and have not sold WHF common stock personally owned."

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. ("H.I.G. Capital"). H.I.G. Capital is a leading global alternative asset manager with approximately $26 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit www.higcapital.com. For more information about the Company, please visit www.whitehorsefinance.com..

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

CONTACT: Stuart Aronson, WhiteHorse Finance, Inc., 212-506-0500, saronson@higwhitehorse.com; Edward Giordano, WhiteHorse Finance, Inc., 305-379-2322, egiordano@higwhitehorse.com; Sean Silva, Prosek Partners, 646-493-9632, ssilva@prosek.com